UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 25, 2012

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) (Departure of Named Executive Officer and Director) and

Item 5.02(e) (Compensatory Arrangement for Named Executive Officer)

On September 25, 2012, the company announced that Virginia M. Rometty, president and chief executive officer of IBM, has been elected chairman of the IBM board of directors effective October 1, 2012.  Samuel J. Palmisano will no longer serve as an officer or director of the company effective October 1, 2012, and he will be a Senior Advisor to the company from October 1, 2012 through November 30, 2012.  Mr. Palmisano will retire from the company effective December 1, 2012. The press release is Exhibit 99.1 of this Form 8-K.

The IBM Board has approved certain arrangements for Mr. Palmisano, as set forth in the letter attached as Exhibit 99.2.

Senior Advisor

Mr. Palmisano will be employed by the company as a Senior Advisor for two months prior to his retirement.  His existing compensation and benefits eligibility under the company’s programs will remain unchanged. Those security practices of the company for Mr. Palmisano as chairman, described in the Summary Compensation Table Narrative in IBM’s 2012 Proxy Statement, will continue to be provided to Mr. Palmisano while he remains an IBM employee and shall cease upon his retirement.

Performance Share Unit Awards

As described in the Compensation Discussion and Analysis in IBM’s 2012 Proxy Statement, the IBM board previously approved a 2012 long-term incentive award for Mr. Palmisano comprised of 2012-2014 Performance Share Units (PSUs); this award was granted on June 8, 2012. In addition, Mr. Palmisano has outstanding PSU awards that were granted in 2010 and 2011. As explained in the Potential Payments Upon Termination Narrative in the 2012 Proxy Statement, certain members of the senior leadership team (i.e., the Performance Team), including Mr. Palmisano, may be eligible to receive payouts of their full unvested PSU awards after departure from the company if certain criteria are met, including membership on the Performance Team and completion of at least one year of service during the PSU performance period.

With regard to the PSU awards granted to Mr. Palmisano in 2010 and 2011, the board has deemed satisfied the Performance Team requirement, and Mr. Palmisano has met the other criteria.  With regard to the PSU award granted to Mr. Palmisano in 2012, the board has deemed satisfied the Performance Team and one-year service requirements, and Mr. Palmisano has met the other criteria.

The board has approved his eligibility for continued vesting of these awards over the respective three-year performance periods; however, the payout for each award (delivered in IBM shares) will occur only if the performance goals are met, with the number of shares determined based on actual performance relative to pre-established targets.

Office

IBM has agreed to provide furnished office space with administrative support for Mr. Palmisano’s use after retirement (consistent with past practice for retiring chief executive officers), until such time that he notifies the company that he no longer wishes to maintain the office.

Consulting Arrangement

After Mr. Palmisano’s retirement from the company, he may be asked, from time to time, to provide services to the company as an independent contractor.  The fee for such services would be $20,000 per day for each day he provides four or more hours of services and $10,000 per day for each day that he provides less than four hours.

Not-for-profit Corporation

After Mr. Palmisano retires from the company, he expects to lead a not-for-profit corporation established to promote discussion and education related to global economics and business competitiveness. This organization is expected to support independent scholarship and bring together key stakeholders and other related public policy efforts with regard to global integration of business.  Consistent with the company’s philanthropic efforts, IBM expects to make a $4 million tax deductible contribution to this organization.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description of Exhibit

99.1	Press Release
99.2	Letter

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 25, 2012

	By:	/s/ Michelle H. Browdy
Michelle H. Browdy
Vice President,
Assistant General Counsel &
Secretary